EXHIBIT 99.1

NEWS RELEASE
For Immediate Release	Contact: Pat Lawlor (925) 328-4656
April 9, 2009	Vice President, Finance/Chief Financial Officer

Giga-tronics Reports EMT Contract Cancellation

SAN RAMON , Calif.— April 9, 2009 — Giga-tronics (NASDAQ: GIGA)  announces that it has debooked substantially all of an order received from Equipment Management Technology (EMT) for approximately $1M primarily due to their lack of funds.  This will sever the relationship with EMT to rent, lease and distribute Giga-tronics products through our sales channel.  This order was previously booked in November 2008.
            Founded in 1980, Giga-tronics Incorporated is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics is a leading engineering and design manufacturer of best-in-class RF and microwave signal generators, power amplifiers, power meters, and USB power sensors and broadband switching matrices.  Research and Development production and calibration managers, scientists, engineers and technicians around the world use Giga-tronics test equipment and realize higher productivity and greater ease of use in many applications:  ATE systems, aerospace and defense telecommunications and general component test.  URL:  www.gigatronics.com.
This press release contains forward-looking statements concerning orders and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 29, 2008 Part I, under the heading “Risk Factors” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.